FNF Announces Change to Format of 2020 Annual Meeting of Shareholders

JACKSONVILLE, Fla. – May 28, 2020 – In response to continued public health precautions regarding in-person gatherings as a result of COVID-19, Fidelity National Financial, Inc. (NYSE: FNF) today announced that its 2020 annual meeting of shareholders has been changed to a virtual meeting.

The meeting will be held on June 10, 2020, beginning at 10:00 a.m. Eastern Time. As described in the previously distributed proxy materials, holders of record of FNF’s common stock as of the close of business on April 13, 2020 will be entitled to participate in the annual meeting, including to vote their shares.

The meeting can be accessed via the internet at http://www.virtualshareholdermeeting.com/FNF2020.

Whether or not shareholders plan to participate in the virtual-only annual meeting, FNF encourages shareholders to submit their votes in advance of the meeting by using one of the methods described in the proxy materials.

Annual Meeting Admission and Guidelines

To be admitted to the virtual annual meeting with the ability to vote, shareholders must enter their unique 16-digit voting control number. This voting control number can be found on the voting instruction form, Notice of Internet Availability, proxy materials or email. Those without a control number may attend as guests of the meeting, but they will not have the option to vote their shares or otherwise participate in the virtual meeting.

Shareholders are encouraged to log into http://www.virtualshareholdermeeting.com/FNF2020 and check-in to the webcast up to 10 minutes before the meeting’s start time.

All participants in the virtual annual meeting should reference the meeting rules of conduct. These rules will be posted prior to the meeting to the Investor Info section of FNF’s website at https://www.investor.fnf.com.

About Fidelity National Financial, Inc.

Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

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SOURCE: Fidelity National Financial, Inc.

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